Exhibit (e)(13)

March 7, 2021

Tim Maudlin

Timothy I. Maudlin Revocable Trust

Janice K. Maudlin Revocable Trust

Timothy I. Maudlin 2019 Trust

Timothy I. Maudlin 2020 Trust

c/o Pluralsight, Inc.

182 North Union Avenue

Farmington, Utah 84025

Re: Waiver of Transfer Restrictions

Dear Tim,

Reference is made to that certain Tender and Support Agreement dated as of March 7, 2021 (the “TM Tender Agreement”), by and among Lake Holdings, LP, a Delaware limited partnership (“Parent I”), Lake Guarantor, LLC, a Delaware limited liability company (“Parent II” and together with Parent I, the “Parent Entities” and each, a “Parent Entity”), Pluralsight, Inc., a Delaware corporation (the “Company”), Pluralsight Holdings, LLC, a Delaware limited liability company and subsidiary of the Company (“Holdings” and together with the Company, the “Company Parties”), Tim Maudlin, Timothy I. Maudlin Revocable Trust, Janice K. Maudlin Revocable Trust, Timothy I. Maudlin 2019 Trust and Timothy I. Maudlin 2020 Trust (collectively, the “TM Stockholders”). Any capitalized term used but not defined herein shall have the meaning ascribed to it in the TM Tender Agreement.

The Parent Entities and the Company Parties hereby waive, the restrictions on the Transfer of Applicable Securities by the TM Stockholders under the TM Tender Agreement solely to the extent necessary to permit the TM Stockholders to Transfer in charitable contributions up to 27,000 shares of Company Common Stock, in the aggregate, to no more than three Persons designated by the TM Stockholders, so long as each such transferee provides an irrevocable commitment to the Parent Entities to tender such shares of Company Common Stock into the Offer and agrees in writing (in form and substance reasonably acceptable to the Parent Entities and the Company Parties) to be bound by the TM Tender Agreement prior to the consummation of any such Transfer, which shall be directly enforceable by the Parent Entities. Any such Transfer in compliance with the foregoing shall not be a breach of the TM Tender Agreement.

* * * * *

Agreed and acknowledged,

LAKE HOLDINGS, LP

By:	/s/ Adrian Alonso
Name:	Adrian Alonso
Title:	Vice President

LAKE GUARANTOR, LLC

By:	/s/ Adrian Alonso
Name:	Adrian Alonso
Title:	Vice President

PLURALSIGHT, INC.

By:	/s/ Aaron Skonnard
Name:	Aaron Skonnard
Title:	Chief Executive Officer

PLURALSIGHT HOLDINGS, LLC

By:	Pluralsight, Inc.
Its:	Manager

By:	/s/ Aaron Skonnard
Name: Title:	Aaron Skonnard Chief Executive Officer